Exhibit 10.1

SEVERANCE TERMS AGREEMENT

THIS SEVERANCE TERMS AGREEMENT (the “Agreement”), made this 9th day of January 2006, is entered into by Network Engines, Inc., a Delaware corporation with its principal place of business at 25 Dan Road, Canton, Massachusetts 02021 (the “Company”), and Gregory A. Shortell, an individual residing at                                               (the “Employee”).

The Company has previously delivered, and the Employee has accepted, an Offer Letter dated November 22, 2005 (the “Offer Letter”) setting forth the general terms of the Employee’s employment with the Company.  The Company and the Employee each desire to replace the paragraph of the Offer Letter titled “Severance” with more thorough and specific terms regarding the effect of termination of the Employee’s employment with the Company.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Employment at Will.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in the Offer Letter.  The Employee’s employment with the Company shall be at-will, meaning that either party may terminate the employment relationship at any time, for any reason, with or without cause or notice subject to the provisions set forth herein.

2.                                       Effect of Termination.

2.1                                 Termination By the Company for Cause or at the Election of the Employee Without Good Reason.  In the event the Employee’s employment is terminated for Cause, as defined in Section 3, or at the election of the Employee for any reason other than Good Reason, as defined in Section 3, the Company shall pay to the Employee the compensation and benefits otherwise due and payable to him under the Offer Letter through the last day of his actual employment by the Company.

2.2                                 Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability, as defined in Section 3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation that would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

2.3                                 Termination By the Company Without Cause or By the Employee for Good Reason.  If the Employee’s employment is terminated by the Company without Cause, or is terminated by the Employee for Good Reason, the Company shall (i) pay the Employee, in accordance with the Company’s regular payroll practices, severance pay in the form of base salary continuation (exclusive of any bonus or incentive component) for a period of six (6) months following termination and (ii) continue to pay the Company’s share of the premiums for health and dental coverage for the Employee (in accordance with the applicable benefit plans) to the extent the Employee is, and continues to be, eligible and participating in such plans, subject in the each such case of clauses (i) and (ii) to the Employee’s execution and, if applicable, non-revocation, of a severance agreement and release drafted by and satisfactory to counsel for the Company.

3.                                       Definitions.

3.1                                 For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Board (A) of willful failure of the Employee after written notice to perform his assigned duties for the Company, or (B) that the Employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company; (ii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony; or (iii) a breach by the Employee of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days after written notice thereof.

3.2                                 For the purposes of this Agreement, “Good Reason” shall exist upon (i) mutual written agreement by the Employee and the Board that Good Reason exists; (ii) the relocation of the Company’s offices such that the Employee’s daily commute is increased by at least 50 miles without the written consent of the Employee; (iii) reduction of the Employee’s annual base salary without the prior consent of the Employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of its officers); or (iv) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within ten days of written notice thereof.

3.3                                 For the purposes of this Agreement, the term “disability” shall mean the inability of the Employee, with reasonable accommodation as may be required by state or federal law, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 365-day period to perform the services contemplated under the Offer Letter.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.                                       Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 4.

5.                                       Entire Agreement.  This Agreement, together with the Offer Letter, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6.                                       Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

7.                                       Governing Law.  This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflicts of laws provisions thereof.  Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

8.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

9.                                       Acknowledgment.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

10.                                 Miscellaneous.

10.1                           No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.2                           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.3                           In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Terms Agreement as of the day and year set forth above.

NETWORK ENGINES, INC.

By:	/s/Douglas G. Bryant

Title: Vice President of Administration,
Chief Financial Officer

EMPLOYEE

/s/ Gregory A. Shortell
Gregory A. Shortell